                                                                      EXHIBIT 12

                         U S WEST COMMUNICATIONS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

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
                                                                    YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------
Income before taxes.................................   $2,520     $2,150     $2,018     $2,001     $1,917
Interest expense (net of amounts capitalized).......      403        386        374        414        386
Interest factor on rentals ( 1/3)...................       78         56         67         54         60
                                                       ------     ------     ------     ------     ------
Earnings available for fixed charges................   $3,001     $2,592     $2,459     $2,469     $2,363
                                                       ======     ======     ======     ======     ======
Interest expense....................................   $  430     $  411     $  394     $  445     $  426
Interest factor on rentals ( 1/3)...................       78         56         67         54         60
                                                       ------     ------     ------     ------     ------
Fixed charges.......................................   $  508     $  467     $  461     $  499     $  486
                                                       ======     ======     ======     ======     ======
Ratio of earnings to fixed charges..................     5.91       5.55       5.33       4.95       4.86
                                                       ======     ======     ======     ======     ======
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